AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED FEBRUARY 26, 2020

Miso Robotics, Inc.

561 E Green St,

Pasadena, CA 91101

up to

1,748,252 shares of Series C Preferred Stock

up to

1,748,252 shares of Common Stock into which the Series C Preferred Stock may convert*

*The Series C Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series C Preferred Stock may be converted will be determined by dividing the Original Issue Price per share by the conversion price per share.

The Company is offering a minimum number of 87,413 shares of Series C Preferred Stock and a maximum number of 1,748,252 shares of Series C Preferred Stock on a “best efforts” basis.

Series C Preferred Shares	Price Per Share to the Public	Underwriting Discounts and Commissions, per share**	Total Number of Shares Being Offered	Proceeds to Miso Robotics Before Expenses***
Total Minimum	$17.16	$1.47	87,413	$1,372,506
Total Maximum	$17.16	$1.33	1,748,252	$27,765,000

**The Company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placements of its securities. The Company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the Company and SI Securities, LLC, attached as Exhibit 1 hereto. If the placement agent identifies all the investors and the maximum amount of shares is sold, the maximum amount the Company would pay SI Securities, LLC is $2,325,000. The per share placement agent commission on the first $15,000,000 raised in this offering (assuming the placement agent identifies all the investors) is $1.46. The per share placement agent commission after the first $15,000,000 raised in this offering (assuming the placement agent identifies all the investors) is $1.20, averaging to approximately $1.33 for a Maximum raise n this offering. This does not include transaction fees paid directly to SI Securities, LLC by investors. See "Plan of Distribution and Selling Securityholders" for details of compensation and transaction fees to be paid to the placement agent

***Miso Robotics, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $60,000, not including commissions or state filing fees.

The Company is selling shares of Series C Preferred Stock.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming the Company sells a minimum of 87,413 in shares, may hold a series of closings at which it receives the funds from the Escrow Agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) [_], or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. In the event the Company has not sold the minimum amount of shares by [_] or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The Company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the Company. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [_].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms "Corporation," “Company,” "Miso,", "we," "our" and "us" refer to Miso Robotics, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Miso Robotics Company Overview

Miso Robotics uses a cloud-connected AI Platform that enables the Company’s autonomous robotic kitchen assistants to perform tasks such as frying and grilling alongside chefs in a commercial kitchen. Miso Robotics is revolutionizing the restaurant and prepared food industries with innovative robotics and AI solutions.

Miso was founded with a mission to leverage AI technology to help chefs cook food perfectly and consistently. Since the Company’s founding in 2016, Miso’s robotic kitchen assistant, also known as “Flippy”, has been featured in numerous news and media outlets, including Forbes, TechCrunch, VentureBeat, among many others.

The Company employs a respected team of roboticists, engineers and industrial designers from Caltech, Cornell, MIT, Carnegie Mellon, UCLA, Olin, Harvey Mudd, Art Center, NASA, Tesla, and SpaceX.

In March 2018, Miso launched the first “Flippy” in CaliBurger’s Pasadena location, where the bot flips burgers on a flat top grill. After success with this pilot, CaliBurger has recently signed an $11 million commercial contract for two Flippy’s at each of its 50+ locations worldwide. In Q4, 2019, the first “CaliBurger 2.0” opened in Ft. Myers, Florida with its reinvented kitchen that includes two Flippy’s working alongside one chef.

Flippy is also operating the fryer at Dodgers Stadium in Los Angeles and Chase Field in Phoenix, Arizona, home of the Arizona Diamondbacks, under contract with the Compass Group/Levy Restaurants, which creates, owns, and operates restaurants in over 200 sports and entertainment venues, including Walt Disney Resorts.

Miso Robotics is currently building “Flippy 2.0”, which integrates the bot into a mounted rail system, allowing it to work on several tasks at once. This new system will require zero real estate footprint and is forecasted to reduce automation costs by an additional 50%.

Our Product

Miso Robotics was founded with the idea of giving eyes and a brain to a robotic arm so it could work in commercial kitchens with real-time situational awareness and real-time robotic controls. The Company’s robotic kitchen assistant was designed as a software platform that could automate the cooking of all manner of foods and recipes, with all equipment and restaurant brands, and all kitchen formats.

Miso’s autonomous robotic Kitchen Assistants are focused on helping with the most repetitive, dangerous and least desirable tasks in the kitchen. The first “Flippy” grilling burgers was our proof of concept. Flippy can now fry many different kinds of foods as well. These tasks can be improved and optimized for consistency, ensuring each meal is cooked to the perfect temperature with minimal food waste. Beyond frying, grilling, and other cooking, expect them over time to help with tasks like chopping onions, cutting other vegetables and even cleaning.

The Kitchen Assistant improves and learns over time based on the data available. Ultimately, this frees up kitchen staff to spend more time with customers. The Company believes the future of food is on-demand, accessible, personalized, and scalable. Miso is building the technology platform leveraging automation, machine learning, and robotics advancements to deliver this future.

Product Roadmap

Within the next six months, Miso Robotics plans to launch Flippy on a rail system, also known as robot on a rail, in a cloud kitchen to demonstrate that a smaller footprint and a modular kitchen can decrease labor costs. Subsequently, Miso will focus on continuing to improve the value provided by existing skills while building new skills continuing to create new modular components with the rail system.

Miso Robotics’ long-term vision is to expand with along multiple avenues: increasing robotic arm skills, increasing kitchen equipment that can be interacted with, and providing a platform that allows third parties to develop new skills. Miso Robotics will continue expanding our skills in the kitchen until it can make fully automated kitchen in which people and chefs can program their own recipes.

Market Opportunity

The biggest misconception about the use of technology in the kitchen is that it is about job replacement. There is a growing labor crisis in the restaurant industry. Local workforces are shrinking, and wages are increasing, making commercial cooking uneconomical. Meanwhile consumers have an increased desire for meals cooked for them, whether via delivery, take-out, dining out, or grocery deli meals, adding pressure on kitchen workers.

Restaurants already see a 150% turnover today from a dissatisfied workforce. Pair this with an aging workforce that cannot handle some of the physical demands that come with the job and commercial kitchens are struggling to recruit and retain talent. Intelligent automation not only creates an avenue for meaningful work for the next generation through the creation of new jobs like a Chef Tech (employees trained to manage the robot) but also takes the physical burden off more mature employees who want to contribute later in life.

The tasks that Miso’s technology can perform are some of the most dangerous tasks in the kitchen, not to mention messy and menial, ultimately improving the employee experience by freeing up time for them to focus on more meaningful work, like warm customer service that a robot can’t simply match.

Selected Risks Associated With The Business

●	We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters.
●	The auditor included a “going concern” note in its audit report.
●	We could be adversely affected by product liability, personal injury or other health and safety issues.
●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our newest technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.
●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

Offering Terms

Securities Offered

Minimum of 87,413 shares of Series C Preferred Stock and 87,413 shares of Common Stock into which they may convert.

Maximum of 1,748,252 shares of Series C Preferred Stock and 1,748,252 shares of Common Stock into which they may convert.

Minimum Investment	The minimum investment in this offering is $1492.92, or 87 shares of Series C Preferred Stock. Investors participating in the SeedInvest Auto Invest program have a lower investment minimum in this offering of $188.76, or 11 shares.
Common Stock outstanding before the offering	1,474,935 shares
Preferred Stock outstanding before the offering	769,784 shares of Series A Preferred Stock and 997,616 shares of Series B Preferred Stock
Preferred Stock outstanding after the offering (assuming a fully subscribed offering)	3,515,652 shares (see “Dilution” for more information on conversion of outstanding convertible notes)
Common Stock outstanding after the offering (assuming a fully subscribed offering in which all holders of Preferred Stock convert to Common Stock)	3,223,187 shares
Use of proceeds	The proceeds of this offering will be used for product development, personnel, the repayment of debt, and general overhead.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance, and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our company was incorporated under the laws of the State of Delaware on June 20, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

Our two existing customers are related parties. As of December 2019, we had two customers that accounted for all of our revenue. These two customers, CaliBurger and Compass Group/Levy are also investors in our company. Until we are able to source outside customers who are not investors in our Company, we may be unable to reach profitability.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. As of December 31, 2018, we sustained a net loss of $6,647,708 and had an accumulated deficit of $8,665,608. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

We are currently dependent on a few key personnel. Our success depends, to a large degree, on our ability to retain the services of our executive management team, whose industry knowledge and leadership would be difficult to replace. We might not be able to execute on our business model if we were to lose the services of any of our key personnel.  If any of these individuals were to leave the Company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor develops the necessary training and experience.  Competition for hiring engineers, sales and marketing personnel and other qualified personnel may result in a shortfall in recruiting and competition for qualified individuals could require us to pay higher salaries, which could result in higher labor costs.  If we are unable to recruit and retain a sufficient number of qualified individuals, or if the individuals we employ do not meet our standards and expectations, we may not be able to successfully execute on our business strategy and our operations and revenues could be adversely affected.

We could be adversely affected by product liability, personal injury or other health and safety issues. We could be adversely impacted by the supply of defective products. Defective products or errors in our technology could lead to serious injury by restaurant and kitchen workers. Product liability or personal injury claims may be asserted against us with respect to any of the products we supply or services we provide. It is our responsibility to have a quality management system and training procedures in place and to audit our suppliers to ensure that products supplied to our company meet proper standards. Should a product or other liability issues arise, the coverage limits under insurance programs and the indemnification amounts available to us may not be adequate to protect us against claims and judgments. We also may not be able to maintain such insurance on acceptable terms in the future. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Certain intellectual property rights of the Company may be abandoned or otherwise compromised if the Company does not obtain additional capital. The Company may be forced to allow certain deadlines relating to its patent portfolio to pass without taking any action because it lacks sufficient funds to pay for the required actions. Specifically, certain international filing deadlines are quickly approaching as of the date of this Offering Circular and the Company lacks sufficient funds to pay the government and legal fees associated with making such filings. Additionally, certain U.S. provisional patent applications are scheduled to expire and the Company could lose its priority date with regard to the subject matter of such provisional applications in the event the Company n lacks sufficient funds to pay the applicable government and legal fees

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

The Company’s business model is capital intensive. The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

Our newest technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product. We are still developing our robot on a rail prototype and minimum viable product that will eventually go into mass production. We still have significant engineering and development work to do before we are ready to deliver a working version of our product to our corporate partners. We may be unable to convert our prototype to a minimum viable product that can easily be replicated and put into mass production. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Your rights as a holder of Series C Preferred Stock may be limited by the number of shares held by entities affiliated with the Company's management and common shareholders. Two convertible promissory notes, representing principal amounts of $1,062,500 and $782,167, are due to Rise of Miso, LLC and Future VC SPV, LLC.  Rise of Miso, LLC is controlled by John Miller who is an investor in the Company via direct holdings and via CaliBurger’s holdings and Future VC SPV, LLC is controlled by Buck Jordan, who is an investor in the Company as well as its current Chief Executive Officer. Such convertible notes may be converted into preferred stock at a 20% discount to the lowest purchase price, and may convert into shares that are pari passu or senior to the Series C Preferred Stock. In addition, Future VC SPV, LLC and Rise of Miso, LLC collectively hold 499,239 shares of Series A Preferred Stock and 508,785 shares of Series B Preferred Stock. The Series C Preferred Stock are entitled to certain protective provisions, as described in herein under “Securities Being Offered - Series C Preferred Stock - Voting Rights” and the Company’s Fifth Amended and Restated Certificate of Incorporation. Any vote in regard to the approval or disapproval of those items listed under the protective provisions would be either controlled by or substantially influenced by such affiliates, potentially against the interests of the rest of the Series C Preferred Stockholders. In addition, such affiliates could substantially influence any vote required by a majority of Series C Preferred Stock to cause all shares of Series C Preferred Stock to be converted into shares of Common Stock.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock. There is no formal marketplace for the resale of the Preferred stock or any of the Company’s Common Stock. Shares of Series C Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

The proceeds of this offering will be used to repay certain venture debt taken on by the Company. Any proceeds used to repay outstanding debts will not provide us with additional working capital for future activities. Our use of the proceeds of this offering includes repayment of the debt owed to multiple parties. The amount due includes a principal balance of $2,744,667 and interest of 10% per annum. Any proceeds used to repay our outstanding debt will not provide us with additional working capital for future activities, which may lead to the Company being required to take on additional debt in the future to finance its activities. Such debt financing may not be available at all when required, or not available on terms favorable to the Company.

Any portion of the Company’s venture debt that is not repaid is convertible at a discount into preferred equity. The Company’s venture debt, which has a principal balance of $2,744,667 and interest of 10% per annum, is in the form of convertible notes, which are convertible into preferred equity at a 20% discount. The equity into which the notes convert may be pari passu or senior to the Series C Preferred Stock. In addition, the shares issuable on conversion of the notes are excluded from the fully-diluted capitalization in determining the share price of the Series C Preferred Stock. As such, the share price of the Series C Preferred Stock does not account for the potential conversion of the notes, and any conversion of the notes will immediately dilute your investment.

Our Fifth Amended and Restated Certificate of Incorporation has a forum selection provision that requires certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to interest holders.

Under Article 12 of our Fifth Amended and Restated Certificate of Incorporation, stockholders are required to resolve disputes related to the governance of the Company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Our Fifth Amended and Restated Certificate of Incorporation further provides that should the Court of Chancery in the State of Delaware not have subject matter jurisdiction over the matter, or there is an indispensable party not subject to the jurisdiction of the Court of Chancery, then the suit, action, or proceeding may be brought in the appropriate federal or state court. We intend for his forum selection provision to also apply to claims brought under federal securities law. The Company acknowledges that, for claims arising under the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, requiring such matters to be heard in federal court. In contrast, Section 22 of the Securities Act provides for concurrent jurisdiction between federal and state courts for matters arising under the Securities Act.

The forum selection provision in our Fifth Amended and Restated Certificate of Incorporation may limit interest holders’ ability to obtain a favorable judicial forum for disputes with us or our officers, directors, employees or agents, which may discourage lawsuits against us and such persons. The requirement that action to which this provision applies be heard in the Court of Chancery in the State of Delaware may also create additional expense for any person contemplating an action against the Company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our Fifth Amended and Restated Certificate of Incorporation, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $17.16 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

								Effective Cash Price
						Total Issued		per Share at Issuance
				Potential		and Potential		or Potential
	Date Issued	Issued Shares		Shares		Shares		Conversion
Common Stock	2017 - 2019	1,474,935				1,474,935		$1.06
Series A Preferred Stock	2019	769,784	(2)			769,784		$3.90
Series B Preferred Stock		997,616	(2)			997,616		$10.02

Convertible Notes Payable Outstanding
2019 Convertible Note Payable	2019	-		-	(3)	-		$-

Warrants (From Promissory Notes):
Common	2019			273,919		273,919	(1)	$10.02

Options:
$1.10 Options	2016			67,406		67,406	(1)	$1.10
$3.40 Options	2017			97,000		97,000		$3.40
$4.11 Options	2017			120,973		120,973		$4.11
$10.02 Options	2018			134,191		134,191		$10.02
$0.41 Options	2019			265,000		265,000		$0.41

Total Common Share Equivalents		3,242,335		958,489		4,200,824	(4)	$4.68
Investors in this offering, assuming $30 Million raised		1,748,252				1,748,252		$17.16

Total After Inclusion of this Offering		4,990,587		958,489		5,949,076		$8.35

(1)	Assumes conversion at exercise price of all outstanding warrants and options
(2)	Assumes conversion of all issued preferred shares to common stock.
(3)	Excludes potential shares from 2019 Promissory Notes as noteholders do not intend to force conversion in this offering. The terms of this note can be found as an exhibit in this Offering.
(4)	Total Common Share equivalents does not include unallocated option pool

The following table demonstrates the dilution that new investors will experience upon investment in the company. This table uses the company's net tangible book value as of December 31, 2018 of ($6,378,625 which is derived from the net equity of the company in the December 31, 2018 financial statements). This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the company, which assumes exercise of all warrants and stock options outstanding. The offering costs assumed in the following table includes up to $2,325,000 in commissions to SI Securities, Inc., as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $2,000,000 raise from this offering, a $15,000,000 raise from this offering, and a fully subscribed $30,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$1.5 Million Raise		$15 Million Raise		$30 Million Raise
Price per Share	$17.16		$17.16		$17.16
Shares Issued	87,413		874,126		1,748,252
Capital Raised	$1,500,000		$15,000,000		$30,000,000
Less: Offering Costs	$(187,500)		$(1,335,000)		$(2,385,000)
Net Offering Proceeds	$1,312,500		$13,665,000		$27,615,000
Net Tangible Book Value Pre-financing	$11,478,301	(2)	$11,478,301	(2)	$11,478,301	(2)
Net Tangible Book Value Post-financing	$12,790,801		$25,143,301		$39,093,301

Shares issued and outstanding pre-financing, assuming full conversion and issued stock options	4,200,824	(1)	4,200,824	(1)	4,200,824	(1)
Post-Financing Shares Issued and Outstanding	4,288,236		5,074,950		5,949,076

Net tangible book value per share prior to offering	$2.732		$2.732		$2.732
Increase/(Decrease) per share attributable to new investors	$0.250		$2.222		$3.839
Net tangible book value per share after offering	$2.983		$4.954		$6.571
Dilution per share to new investors ($)	$14.177		$12.206		$10.589
Dilution per share to new investors (%)	82.62%		71.13%		61.71%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 273919 outstanding stock warrants (providing proceeds of $2,744,667 to net tangible book value), and conversion of 684,570 outstanding stock options (providing proceeds of $2,355,010 to net tangible book value).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 458,549 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$1.5 Million Raise		$15 Million Raise		$30 Million Raise
Price per Share	$17.16		$17.16		$17.16
Shares Issued	87,413		874,126		1,748,252
Capital Raised	$1,500,000		$15,000,000		$30,000,000
Less: Offering Costs	$(187,500)		$(1,335,000)		$(2,385,000)
Net Offering Proceeds	$1,312,500		$13,665,000		$27,615,000
Net Tangible Book Value Pre-financing	$11,478,301	(2)	$11,478,301	(2)	$11,478,301	(2)
Net Tangible Book Value Post-financing	$12,790,801		$25,143,301		$39,093,301

Shares issued and outstanding pre-financing, assuming full conversion and authorization but unissued stock options	4,659,373	(1)	4,659,373	(1)	4,659,373	(1)
Post-Financing Shares Issued and Outstanding	4,746,785		5,533,499		6,407,625

Net tangible book value per share prior to offering	$2.463		$2.463		$2.463
Increase/(Decrease) per share attributable to new investors	$0.231		$2.080		$3.638
Net tangible book value per share after offering	$2.695		$4.544		$6.101
Dilution per share to new investors ($)	$14.465		$12.616		$11.059
Dilution per share to new investors (%)	84.30%		73.52%		64.45%

(1)	Assumes conversion of all issued preferred shares to common stock, conversion of 273919 outstanding stock warrants (providing proceeds of $2,744,667 to net tangible book value), and conversion of 684,570 outstanding stock options (providing proceeds of $2,355,010 to net tangible book value) and conversion of authorized but unissued stock options of 458,549 shares (no adjustment for proceeds contemplated in the calculations).
(2)	Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$1.5 Million Raise	$15 Million Raise	$30 Million Raise
Price per Share	$17.16	$17.16	$17.16
Shares Issued	87,413	874,126	1,748,252
Capital Raised	$1,500,000	$15,000,000	$30,000,000
Less: Offering Costs	$(187,500)	$(1,335,000)	$(2,385,000)
Net Offering Proceeds	$1,312,500	$13,665,000	$27,615,000
Net Tangible Book Value Pre-financing	$6,378,625	$6,378,625	$6,378,625
Net Tangible Book Value Post-financing	$7,691,125	$20,043,625	$33,993,625

Shares Issued and Outstanding Pre-Financing	3,242,335 (1)	3,242,335 (1)	3,242,335 (1)
Post-Financing Shares Issued and Outstanding	3,329,748	4,116,461	4,990,587

Net tangible book value per share prior to offering	$1.967	$1.967	$1.967
Increase/(Decrease) per share attributable to new investors	$0.343	$2.902	$4.844
Net tangible book value per share after offering	$2.310	$4.869	$6.812
Dilution per share to new investors ($)	$14.850	$12.291	$10.348
Dilution per share to new investors (%)	86.54%	71.63%	60.31%

(1)	Assumes conversion of all issued preferred shares to common stock

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Please see the table below for a summary of our intended use of proceeds from this offering:

	Minimum Offering				Maximum Offering
Total Raise	$1,500,000		$15,000,000		$30,000,000
Commissions	$127,500		$1,275,000		$2,325,000
Fixed Costs	$60,000		$60,000		$60,000
Net Proceeds	$1,312,500		$13,665,000		$27,615,000

Percent
Allocation	Category	%	Category	%	Category
10%	Product Development	10%	Product Development	25%	Product Development
42%	Payroll	50%	Payroll	50%	Payroll
5%	General Administrative	10%	General Administrative	10%	General Administrative
5%	Marketing	10%	Marketing	5%	Marketing
38%	Repayment of Outstanding Loans*	20%	Repayment of Outstanding Loans*	10%	Repayment of Outstanding Loans*

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

* These liabilities are not currently reflected on the balance sheet of the Company. In Q4 2019, the Company closed on $2,744,667 of debt from a variety of its existing investors and related parties. This debt is in the form of promissory notes that bear 10% interest per annum, have a two-year term, and include the issuance of 273,919 common warrants. A form of this note is included in Exhibit 3.3 to this Offering Statement.

Our Business

Company History

Miso Robotics launched in 2016 to create the world’s first autonomous robotic kitchen assistant for commercial kitchens. Automation is important for the restaurant and prepared food industries, which are struggling to make a meaningful profit due to the increase in labor cost.

The company is named after the foundation of miso soup, fermented soybeans. Fermentation is one of the first disruptive food technologies, leveraging the work of tiny microbes to provide massive improvements in nourishment at scale - reducing food waste, improving flavors, and unlocking more nutrition with less effort.

Miso now employs a respected team of roboticists, engineers and industrial designers from Caltech, Cornell, MIT, Carnegie Mellon, UCLA, Olin, Harvey Mudd, Art Center, NASA, Tesla, and SpaceX.

Miso Robotics launched the first autonomous kitchen assistant, “Flippy”, in CaliBurger Pasadena in March 2018. Flippy’s first action in a commercial kitchen was to flip hamburgers. Burger patties are placed down by a human chef on the grill. Flippy uses AI to see the patties and flip them over at the proper time.

In the summer of 2018, Flippy was trained with a new skill: frying. Levy, a premium sports and entertainment hospitality company, piloted Flippy as a frying assistant from July 30, 2018, through the World Series of 2018 at the Chick ‘n Tots stand in Dodger Stadium, the home of the Los Angeles Dodgers. Levy, upgraded to Flippy in a mobile cart format at the start of the 2019 season. Flippy has helped stadium team members consistently cook and serve more than 50,000 pounds of fresh chicken tenders and tater tots to Dodger fans, producing up to 80 baskets of food per hour.

In the fall of 2018, Flippy was upgraded to a mobile cart that allowed commercial restaurants to roll Flippy into storage to clean equipment and floors according to their SOP.

In May of 2019, Flippy was upgraded once again with a smaller footprint and deployed to the home of Diamondbacks at Chase Field in Phoenix, Arizona.

Most recently, Miso has signed a commercial contract with CaliBurger worth $11,000,000. The contract is for the rollout of 100 Flippys across 50 CaliBurger locations in a new kitchen layout dubbed "CaliBurger 2.0", and is described in more detail below. In October 2019 as a part of this contract, Miso Robotics deployed two Flippys one at the grill and one at the fryer at CaliBurger's location in Ft. Myers, Florida.

Miso Robotics has created valuable partnerships with key disruptors in the restaurant industry. Miso Robotics is positioned to work with customers in the Quick Service Restaurant system to integrate Flippy into an overhead rail system to reduce the footprint.

Product Overview

Miso Robotics uses a cloud-connected Miso AI platform that enables the Company’s autonomous robotic kitchen assistants to perform frying and grilling cooking tasks. The product is designed as a platform, with extensible skill sets that will enable the same robot to interact with new kitchen equipment over time (as those new skills are developed). In addition, Miso Robotics’ kitchen assistant product line has received full certification by NSF International for meeting sanitation standards for commercial kitchen equipment and secured an ETL Listed Mark by Intertek for meeting UL electrical safety standards.

Miso’s team of engineers has built proprietary algorithms in scheduling (action planning/optimization), trajectory planning (robotic movement), and computer vision. Each of these is crucial for the functionality of Flippy while also providing a barrier to entry against the competition. The accuracy of Flippy’s vision algorithms achieved 99.985% at Dodgers Stadium over the last 3 months (July-September 2019). More specifically, there was 1 vision error out of 6,625 baskets cooked.

To remain easy to use by chefs within an operating kitchen, Flippy uses modern usability research and design to create a touchless cooking workflow, allowing cooks to never press a single button on the robot during regular cooking. Finally, Flippy is cloud-connected. Over-the-air upgrades allow for continuous improvement of the software/brains within Flippy.

Market

The Quick Service Restaurant (QSR) and fast food industry is a $273 Billion industry globally and has been experiencing historic growth over the past five years, with the QSR market growing 4.1% annually during this period. While the amount of QSR establishments continues to increase within the U.S. to a total of 286,967 in 2019, the labor market for fast - food workers has tightened, creating a labor shortage for QSRs. This shortage can be attributed to multiple factors such as a low unemployment rate, fewer teenagers in the workforce, and a boom in restaurant openings. Miso Robotics is poised to help cure QSR owners and managers of this frustration and provide a solution to the lack of labor.

Labor expenses in a Quick Service Restaurant are currently greater than 25% of annual revenue, a number that has remained relatively steady over the past 10 years according to IBISWorld’s 2019 Industry Report. While a QSR consists of many different employee positions, cooks specifically account for 60% of the total wage expense for a restaurant. Miso Robotics’ automation solution can help increase the throughput and efficiency of these cooks, bringing down this majority expense and increasing their profitability in the kitchen.

Design and Development

Miso Robotics has built an autonomous kitchen assistant platform. On this platform, the Company has built NSF and ETL certified systems that grill burgers and operate the fryer. The autonomous cooking platform allows Miso to quickly develop new cooking skills. The Company has deployed systems to CaliBurger and Levy Restaurants with 12 patents pending, with 1 rewarded.

Miso See - Miso’s platform can visually identify the food it is cooking and the cooking equipment it is operating. The Company uses the latest advancements in artificial intelligence to develop networks that learn the difference between food types and can identify and locate the equipment.

Miso Serve - The platform also has methods of scheduling cooking tasks that can update with new information as orders come in to optimize the cooking processes.

Miso Move - The platform can control several automation components, including a robot arm. We primarily work with existing manufacturers to use off-the-shelf robotics and adapt them to the commercial kitchen space. We do build custom manipulation components that are certified to work with food and have high levels of reliability in these dynamic environments.

Miso Fleet - The platform has a secured infrastructure to regularly deploy over-the-air updates as the system improves and gets better over time.

Miso Robotics has worked with NSF and ETL to get its kitchen assistants certified for use in commercial kitchens. The Company has deployed systems to CaliBurger and Levy restaurants that have cooked over 60,000 lbs of fried food and 12,000 burgers.

Miso continues to add new capabilities to the system, reduce its overall cost, and design easier ways to integrate it into more kitchen environments. Miso’s team of engineers is actively working on adding a 7th axis to a robot arm to increase the working area of the robot that will allow more end to end cooking.

Manufacturing

Miso currently manufactures the Miso Robotics Kitchen Assistants (1.0, 3.0, & 4.0) in our facility. The Company’s manufacturing workshop is listed with NSF (National Sanitation Foundation) and is also part of our ETL listing through Intertek. Both listings are regulatory requirements for utilizing the Miso Robotics Kitchen Assistants in a commercial kitchen.

The strategy for manufacturing will change over time dependent on production volumes and commitments. Miso’s pre-production Miso Robotics Kitchen Assistants will be produced at our manufacturing facility while the Company works on the cost and quality of the manufacturing process.

The Miso Robotics Kitchen Assistants currently uses a six-axis robotic arm. The Miso Robotic Kitchen Assistant is robotic arm agnostic and does not require a specific robotic arm manufacturer. The Miso Robotics Kitchen Assistant software platform enables the Miso Robotics Kitchen Assistant to work with any robotic arm. The components used to create the Miso Robotics Kitchen Assistant are sourced through licensed manufacturers. This allows Miso Robotics manufacturing to focus on software requirements and work closely with contract manufacturers to execute the production of Miso Robotics Kitchen Assistants. The Company is actively pursuing new vendors for the various products used to create the Kitchen Assistant.

Sales & Marketing

Miso Robotics has already acquired two large customers who have also been helpful during the design, development, and testing of Flippy (More information about those customers in the customer section below). Regarding further sales and marketing, Miso Robotics has obtained an enormous interest in the press. Since the Company’s founding in 2016, Miso’s robotic kitchen assistant, also known as “Flippy”, has been featured in numerous news and media outlets, including the Wall Street Journal, Forbes, VentureBeat, USA Today, CBS News, BBC News, TechCrunch, The Spoon, and many more.

After testing our product's performance and business impact, the Company has received great feedback from its first customer. CaliBurger recently signed a commercial contract worth $11 million for Flippy, which validates Miso's value proposition for the industry after having tested the robot in their stores since March 2018.

Miso is currently in deep discussions with several of the largest and most innovative quick service and fast food restaurant chains globally.

Competition

Although there are several competitors who have built robotic machines for use in kitchens, none are as smart and versatile as Flippy from Miso Robotics. Flippy can essentially do anything a human arm can do, which allows us to market it to existing restaurants, creating a much larger market for our product. Our 12 patents pending (one approved) create an equally important barrier to entry against potential competition.

●	Creator

○    Total funding to date: $18.4 million

○    Creator has built a robotic burger maker that creates burgers in an assembly line fashion. The machine takes up a large footprint in a restaurant and it is not ideal to be sold to existing restaurants because it only makes one style of burger and is not versatile enough to make anything else.

●	Spyce

○    Total funding to date: $25.9 million

○    Spyce is a robotic restaurant that creates vegetable-centric bowls. This company is not currently selling products to existing restaurants, which makes them an indirect competitor to Miso while it further validates the need for automation in the Kitchen.

●	Chowbotics

○    Total funding to date: $17.3 million

○    Chowbotics uses robots to solve problems in food service including compromised cleanliness and inefficiency. It is targeting cafeterias, restaurants, and hotels. Its first robot, Sally, offers fully-customized, fresh and healthy salads. Similar to Creator, their current solutions are not versatile enough to compete with Miso.

●	Lab2Fab

○    Owned by Middleby Corp.

○    Restaurant and bar management platform uses robotics, artificial intelligence, machine learning, and augmented reality to improve both front-of-house and back-of-house operations.

●	Zume

○    Total funding to date: $423 million

○    Zume Pizza operates as a pizza delivery platform based in Mountain View, CA. The company uses robotics to make, bake, and deliver pizza. Much like Creator and Chowbotics, Zume is not a direct competitor because they do not sell their equipment to existing restaurants.

●	Dishcraft

○    Total funding to date: $30.2 million

○    Dishcraft is automating dish-washing for commercial kitchens. They pick up dirty dishes and take them back to their local facilities where they are washed by robotic systems.

Customers

CaliBurger - CaliBurger is an international burger chain with 36 current locations and another 14 in development. The restaurant chain employed its first Flippy robot in March of 2018 in its flagship location of Pasadena, California. John Miller, the owner of CaliBurger, says the product will be able to lower their labor expenses by 65%. They recently signed a commercial contract with a value of $11 million to fill the rest of their restaurant locations with two Flippy’s working alongside one chef. This rollout will include a complete restructuring of their kitchens to put the Flippy’s front and center. This contract, which is included as an exhibit in this Offering Circular, includes a guarantee that CaliBurger Franchisor USA, Inc. or its Franchisees will purchase a total of 100 Miso Robotics Kitchen Assistants and operate each of them for a minimum of 5 years. At $50,000 per Kitchen Assistant and a $1000 per month service fee, the value of this guarantee is up to $11,000,000.

Levy Restaurants - Levy is a disruptor in defining the premium sports and entertainment dining experience. The company is recognized as one of the fastest - growing and most critically acclaimed hospitality companies. Named one of the 10 companies in sports by Fast Company magazine, Levy’s diverse portfolio includes award-winning restaurants, iconic sports and entertainment venues, and convention centers as well as the Super Bowl, Grammy Awards, PGA Championship, US Open Tennis Tournament, Kentucky Derby, and NHL, MLB, NBA All-Star Games. “The big takeaway for us after using this for a half-season is that it worked, which is really no small thing,'' said Jamie Faulkner, E15 (a division of Levy) president. Faulkner and Miso Robotics led tours of Flippy for many visiting sports executives during the World Series games at Dodger Stadium. “There were a lot of questions about Flippy going into this, both internally and externally. But the gains we saw in volume and efficiency validated a lot of our expectations, and we still believe we’re on to something revolutionary.

Employees

The Company currently has twenty-three full time employees and nine hourly employees. Of the full-time employees, nineteen work in engineering, three work product development, and one works in operations. Of the hourly employees, three are R&D support assistants, three are field service techs, two are network operations center operators, and one is a facilities assistant.

The Company’s Property

The Company currently leases its main office at E. 561 Green Street, Pasadena, CA. This location is the Company's headquarters and also research and development center and test kitchen. The Company also leases a space at 24 N. Marengo Avenue, Pasadena, CA. It is in the process of subleasing this space to another tenant.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Years Ended December 31, 2017 and 2018

The Company has focused the majority of its operating history on developing working prototypes of its automated kitchen assistants, delivering production ready models, developing intellectual property, and focusing on business development and go-to-market strategy. As such, the Company through the period ending December 31, 2018 has produced minimal revenue.

Miso’s costs and expenses primarily consist of salaries from employees related to engineering, research and development, and business development. For the twelve-month period ended December 31, 2018, the Company spent $2,832,655 on research and development related costs, which primarily includes engineering salaries, $390,627 on sales and marketing, and $3,353,754 on overhead, general & administrative, legal and non-engineering salaries.

Operating Results – Fiscal Periods Ended June 30, 2018 and 2019

The Company continued to produce minimal revenue through the period ending June 30, 2019 as it ramps up business development activities.

Miso’s costs and expenses primarily consist of salaries from employees related to engineering, research and development, and business development. For the six-month period ended June 30, 2019, the Company spent $1,934,018 on research and development related costs, which primarily includes engineering salaries, $166,180 on sales and marketing, and $1,686,963 on overhead, general & administrative, legal and non-engineering salaries.

Since the end of the period covered by our financial statements, the Company has lowered its operating expenses by cutting costs from legal & professional fees, contractors, marketing, rent, and office expenses. The Company expects its prototyping and research & development costs to increase towards the end of 2019 and beginning of 2020 as it ramps up business development efforts and our go-to-market strategy.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2017 and 2018

As of December 31, 2018, the Company’s cash on hand was $5,606,848, compared with $2,352,655 as of December 31, 2017. The increase in cash was due to the closing of a Series B financing round in March 2018.

Liquidity and Capital Resources – Fiscal Periods Ended June 30, 2018 and 2019

As of June 30, 2019, the Company's cash on hand was $2,047,833. In the last quarter of 2019, the Company closed on $2,744,667 of debt from a variety of its existing investors and related parties. This debt is in the form of promissory notes that bear 10% interest per annum, have a two year term, and include the issuance of 273,919 common warrants. These notes are included as exhibits in this Offering Circular. Barring the conversion of these notes into equity, the Company plans to use proceeds from this Offering to pay back the noteholders, details of which can be found under "Use of Proceeds" in this Offering Circular. The Company expects to close on additional funds into the same debt mechanism in the first quarter of 2020.

The Company is currently generating minimal revenue and will eventually require the continued infusion of new capital to continue business operations. As discussed above, the Company has recently reduced operating expenses and has had an infusion of capital in the form of promissory notes. While the Company expects to be able to operate over the next 12-18 months without additional capital, it will require additional funds in order to execute its go-to-market strategy and continue on a path to achieving significant revenue by the end of 2020.

Plan of Operations

To date, Miso has generated minimal revenues while still hiring a large team of engineers. These engineers have focused their time on building prototypes of our automated kitchen assistants, delivering production ready models, and developing intellectual property. If Miso raises the minimum amount set out in our “Use of Proceeds”, the Company will begin hiring additional engineering, business development, marketing and support staff to assist in prototyping, research & development, and executing a go-to-market strategy with the goal of signing commercial agreements and generating significant revenue over the next 12-18 months.

The Company believes the minimum offering amount of proceeds will satisfy its cash requirements to implement our plan of operations. If the Company is able to raise more than the minimum amount, it will be able to speed up research & development, production, and business development efforts to pursue multiple revenue streams simultaneously. If it raises the maximum amount of funds, the Company does not anticipate having to raise additional capital for the business. However, raising the minimum amount would likely result in the Company having to raise additional funds within 12 to 18 months.

Trend Information

The Company’s primary focus is to execute its go-to-market strategy with the goal of entering into one or more commercial agreements by the end of 2020. The Company is currently targeting quick service restaurants (QSRs), larger restaurant chains, systems integrators, and food and restaurant supply producers as potential customers.

The Company is already generating revenue via agreements currently in place with Levy Restaurants and CaliBurger and expects to enter into similar agreements with other partners over the upcoming months. The Company expects future agreements to be a mix of revenue generated from upfront purchase of equipment as well as monthly recurring revenue in the form of service and consulting agreements.

The restaurant and food services industry is ripe for disruption, especially as labor costs increase and the overall pool of labor in the industry because scarce. The Company believes it is in a unique position to take advantage of changes in the industry by helping future customers increase labor utilization, decrease labor costs, and improve overall throughput.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
Buck Jordan	Chief Executive Officer	39	Indefinite, appointed September 2019
Ryan Sinnet	CTO	34	Indefinite, appointed October 2016
Kevin Morris	Chief Financial Officer	37	Indefinite, appointed September 2019

Directors
Mike Bell	Chairman	55	Indefinite, appointed September 2019
Joseph Essas	Director	48	Indefinite, appointed December 2019
Massimo Noja De Marco	Director	57	Indefinite, appointed November 2019
Nick Degnan	Director	37	Indefinite, appointed September 2019

Significant Employees
Rob Anderson	Head of Mechanical	26	Indefinite, appointed September 2016

James “Buck” Jordan, Chief Executive Officer

James (“Buck”) James founded Miso Robotics in 2016 and was a Director of the Company from 2017 through March 2019. Buck is currently the acting President of Miso Robotics. In addition to his roles at Miso Robotics, Buck has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. Prior to that, James was Manager Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. James ("Buck") is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector's office, and as an Army Blackhawk Pilot.

Ryan Sinnet, CTO

Ryan is a Co-Founder and CTO of Miso Robotics, a position he has held since 2016. Ryan has spent his career developing novel control methods for robotic systems and has contributed over 15 refereed publications to the field. As a PhD student, he was awarded an NSF Graduate Research Fellowship based on his proposal to bridge some of the gaps between human and robotic walking. During his studies, he spent half a year at NASA Johnson Space Center teaching the Valkyrie robot to walk. After graduate school, Dr. Sinnet joined eSolar in 2015 where he was responsible for many of the control algorithms and software systems that ensure safe operation of utility-scale solar power plants. Ryan received his PhD in Mechanical Engineering from Texas A&M University in 2015 and his B.S. in Electrical Engineering from the California Institute of Technology in 2007.

Kevin Morris, Chief Financial Officer

Kevin is the CFO of Miso of Robotics and manages the company’s finances and accounting. He was appointed to this role in September 2019. Prior to this, from July 2014 to April 2019, he was the CFO and COO of Denim.LA, Inc., and managed the company’s finances, operations, and customer service. He was formerly (from July 2014 to January 2016) a consultant to the company and became an employee in February 2016. Kevin is originally from Huntington Beach, California and received his bachelors in Applied Mathematics and Computer Science from the University of California, Berkeley. Upon graduation, he worked at Deloitte Consulting where he specialized in technical integrations and strategy. After attending the UCLA Anderson Graduate School of Management where he received his MBA, he worked for American Airlines as the head of pricing strategy for ancillary products and for the airline’s Asia-Pacific network. With a strong desire to work in the apparel industry, Kevin worked as the Vice-President of Sales for an Adidas licensee from February 2013 to June 2014, overseeing the global sales and marketing strategy for multiple Adidas sports categories.

Rob Anderson, Head of Mechanical

Rob Anderson is a Co-Founder and the Head of Mechanical Engineering at Miso Robotics. He leads the hardware development of Miso's autonomous cooking platform. Rob is driven to build teams around technology to elevate the way people eat and live their daily lives. Prior to founding Miso Robotics, Rob worked at Microsoft in 2015 where he supported the international development of the Surface manufacturing lines. At SpaceX ibn 2016, Rob also helped develop internal tools to understand component lifetime after multiple rocket launches. He earned his degree in Mechanical Engineering from the California Institute of Technology in 2016, where he founded an interdisciplinary program to evaluate the next generation of energy storage for vehicles.

Mike Bell, Chairman

For the past twenty-five years, Michael Bell has served as CEO/President/COO in early-stage tech startups and public company roles in and around Southern California. Currently, Michael serves as Chief Operating Officer at Ordermark, a leading restaurant technology company and one of LA’s fastest growing venture backed companies. Prior to Ordermark, Michael was President at Bridg, a venture-backed software company providing a B2C CRM for some of the nation’s leading restaurant brands. Before this, Michael was President of Infrascale, a provider of cloud-based data protection software for enterprise customers and a Leader in Gartner’s Magic Quadrant for Disaster Recovery. Michael also served as CEO/President of SOS Online Backup, 3PL Central, and Software.com. Early in his career, Michael co-founded Encore Software and served as its CEO for fourteen years. With an initial capitalization of only $25,000 in 1993, Michael and his team grew Encore to become one of the top-ten largest consumer software publishers in North America and one of the fastest growing – having twice been named to Inc. Magazine’s Inc 500 list.

Joseph Essas, Director

Joseph Essas has been serving as Chief Technology Officer at Opentable (part of Booking Holdings) since 2012. In his role, Joseph oversees all Product Development and Engineering initiatives at the Company as well as Data Science and Operations. Prior to joining OpenTable, Joseph served as the Chief Technology Officer for eHarmony where he was responsible for overseeing and guiding the technical development, operation and growth of the Company. Previously, Mr. Essas served as Vice President of Engineering of Yahoo! where he managed engineering teams for the search marketing division. Mr. Essas attended Jerusalem College of Technology.

Massimo Noja De Marco, Director

Massimo Noja De Marco serves as Kitchen United’s Chief Culinary Officer. Prior to joining the Company, Massimo owned and operated PH+E, a boutique consulting firm focusing on opening restaurants, hotels and bars across the US, Mexico and Europe, a role he held starting in 2014. He served as Vice President of Operations for SBE Entertainment, controlling all operational aspects for the Restaurants and Nightlife division. Previously he covered the same role at Wolfgang Puck Catering and Events, overseeing operations for all venues in S. California, including major events and awards shows, such as the Academy Awards. Formerly, Massimo owned and operated restaurants in NYC and Los Angeles and ran the Food and Beverage Department for The Ritz Carlton Marina Del Rey and Hillcrest Country Club in Beverly Hills. Massimo was raised in a seven-generation family in Hospitality in the Lake District outside of Milan, Italy, where he graduated with a degree in Hospitality Management and a Bachelors in Public Relations from IULM University in Milan. For three years he ran the family business composed of boutique hotels and restaurants in Italy.

Nick Degnan, Director

Nick Degnan is a Principal of Wavemaker Labs and VP, Product & Operations. His career in product development began as a mechanical design engineer, forming the foundation for later helping grow a startup towards acquisition and more recently, product development consulting. Before joining Wavemaker Labs, Nick was the Head of Product at the Motivo Engineering, a product development consulting firm, where he was responsible for continuous improvement of their consulting process and client experience, as well as guiding engineering teams in the development of agriculture technologies, autonomous vehicle systems, manufacturing automation, and drone related products, among other intelligent electrical-mechanical system technologies. Nick worked at Motivo from April 2016 through May 2019.

Before Motivo, from 2010 through 2016, Nick worked for Equipois Inc., a venture-backed and later acquired startup that designs and manufactures human exoskeleton technologies. He initially held the position of Engineering Manager focused on expanding the range of applications supported by the technology. As the Company grew his role shifted towards mass market adoption as Director of Product Management and ultimately headed the corporate office as VP of Operations. Post acquisition, he supported new ownership as Regional Manager with western US and international business operations oversight. Before joining Equipois, Nick worked for Lockheed Martin Space System leading a design team in the development of classified technologies.

Nick joins Miso Robotics to help accelerate their product development vision while ensuring there is a product-market fit, and also to provide organizational process improvement guidance as the Company grows. He holds an MBA from the UCLA Anderson School of Management, and an MS in Mechanical & Aeronautical Engineering and dual BS in Mechanical and Materials Engineering from UC Davis.

Compensation of Directors and Executive Officers

For the year ended December 31, 2018, the Company compensated its three highest paid executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
David Zito	CEO	$260,000	$0	$260,000
Melissa Burghardt	COO	$250,000	$0	$250,000
Ryan Sinnet	CTO	$200,000	$0	$200,000

For the year ended December 31, 2019, the Company compensated its three highest paid executive officers and follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
David Zito	CEO	$177,333	$0	$177,333
Melissa Burghardt	COO	$168,590	$0	$168,590
Ryan Sinnet	CTO	$200,000	$0	$200,000

David Zito and Melissa Burghardt served in their respective capacities from August 2016 and November 2017, respectively, to September 2019. The Company does not have any ongoing obligations to either former officer.

The Company hired Buck Jordan as Chief Executive Officer in September 2019. He currently receives an annual salary of $120,000 for this role.

The Company appointed Kevin Morris as Chief Financial Officer in September 2019. He does not currently receive any cash compensation for this role.

The Company appointed Mike Bell as Chairman in September 2019. He does not currently receive any cash compensation for this role.

The Company appointed Nick Degnan as Director in September 2019. He does not currently receive any cash compensation for this role.

The Company appointed Massimo Noja De Marco as Director in November 2019. He does not currently receive any cash compensation for this role.

The Company appointed Joseph Essas as Director in December 2019. He does not currently receive any cash compensation for this role.

In November and December 2019, the board authorized the following stock option grants for our directors and officers, with the options being exercisable at the fair market value of the shares as of that date:

Name	Capacity in which compensation was received	Options Granted
Mike Bell	Chairman	25,000
Nick Degnan	Director	15,000
Massimo Noja De Marco	Director	15,000
Joseph Essas	Director	15,000
Kevin Morris	Chief Financial Officer	20,000
Buck Jordan	Chief Executive Officer	125,000

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner		Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class

Officers and Directors

Common Stock	Ryan Sinnet 141 N Parkwood Ave Apt 11, Pasadena, CA 91107		N/A	263,131	17.84%
Common Stock	Buck Jordan 1134 11th Street Suite 101, Santa Monica, CA 90403		28,000	125,000	10.37%
Common Stock	All directors and other officers as a group	(1)	28,000	466,131	33.50%

Other Significant Holders

Common Stock	Avista Investments. LLC	(2)	200,000	N/A	13.63%
Common Stock	CCC HelloTech, LP	(2)	205,000	N/A	13.97%
Common Stock	Match Robotics VC, LLC	(2)	176,400	N/A	12.02%
Common Stock	Future VC, LLC	(2)(4)	200,000	N/A	13.63%
Series A Preferred Stock	Rise of Miso, LLC	(2)(3)	104,012	N/A	13.51%
Series A Preferred Stock	Match Robotics VC, LLC	(2)	121,630	N/A	15.80%
Series A Preferred Stock	Future VC SPV, LLC	(2)(4)	395,227	N/A	51.34%
Series A Preferred Stock	Grazadio Family Trust	(2)	80,539	N/A	10.46%
Series B Preferred Stock	Rise of Miso, LLC	(2)(3)	105,995	N/A	10.62%
Series B Preferred Stock	Future VC SPV, LLC	(2)(4)	402,790	N/A	40.38%
Series B Preferred Stock	Grazadio Family Trust	(2)	145,154	N/A	14.55%
Series B Preferred Stock	CaliBurger	(2)(3)	139,666	N/A	14.00%
Series B Preferred Stock	Levy Premium Food Service Limited Partnership	(2)	25,000	N/A	2.51%

(1) No executive officers or directors, other than those named above, beneficially own more than 10% of any class of the Company’s voting securities.

(2) The following address may be used for each significant holder: C/O Miso Robotics, Inc., 561 E Green St., Pasadena, CA 91101

(3) Rise of Miso, LLC is controlled by John Miller who is an investor in the Company via direct holdings and via CaliBurger’s holdings.

(4) Future VC SPV, LLC is controlled by Buck Jordan, who is an investor in the Company as well as its current Chief Executive Officer.

Amounts are as of February 2020. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire, such as the result of options issued under the Company’s 2017 Stock Plan. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

Interest of Management and Others in Certain Transactions

In July 2018, the Company entered into a pilot agreement with Compass Group to provide a robotic kitchen assistant to assist in food preparation at a facility operated by Compass. This agreement calls for Miso Robotics to operate a Kitchen Assistant at one of Compass Group’s restaurants at Dodger Stadium. The agreement includes a $60,000 upfront purchase price and a $6,000 per year cost for providing services. In January 2019, the Company entered into a separate agreement with Compass Group to provide a robotic kitchen assistant at a separate facility operated by Compass. This agreement calls for Miso Robotics to operate a Kitchen Assistant at one of Compass Group’s restaurants at Chase Field in Phoenix, Arizona. The agreements outlines a $17,500 per Kitchen Assistant set up fee and a per usage/event fee of $75. Both of these agreements are still in effect as of December 2019.

Levy Premium Food Service Limited Partnership, which has an ownership stake in the Company, is a 100% wholly owned subsidiary of Compass Group.

In October 2018, the Company entered into a commercial agreement with CaliBurger to sell and provide ongoing support and services for 100 robotic kitchen assistants. This contract, which is included as an exhibit in this Offering Circular, includes a guarantee that CaliBurger Franchisor USA, Inc. or its Franchisees will purchase a total of 100 Miso Robotics Kitchen Assistants and operate each of them for a minimum of 5 years. At $50,000 per Kitchen Assistant and a $1,000 per month service fee, the value of this guarantee is up to $11,000,000. CaliBurger has an ownership stake in Miso Robotics, Inc.

In the last quarter of 2019, the Company closed on $2,744,667 of debt from a variety of its existing investors and related parties. This debt is in the form of promissory notes that bear 10% interest per annum, have a two-year term, and include the issuance of 273,919 common warrants. These notes are included as exhibits in this Offering Circular. Two of these promissory notes, representing principal amounts of $1,062,500 and $782,167, are due to Rise of Miso, LLC and Future VC SPV, LLC. Rise of Miso, LLC is controlled by John Miller who is an investor in the Company via direct holdings and via CaliBurger’s holdings and Future VC SPV, LLC is controlled by Buck Jordan, who is an investor in the Company as well as its current Chief Executive Officer.

Securities Being Offered

General

The Company is offering Series C Preferred Stock to investors in this offering. The Series C Preferred Stock may be converted into the Common Stock of the Company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 1,748,252 shares of Series C Preferred Stock and up to 1,748,252 shares of Common Stock.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Fifth Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Fifth Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of

●	7,000,000 shares of Common Stock, $0.0001 par value per share and
●	3,515,652 shares of Preferred Stock, $0.0001 par value per share

○	769,784 shares will be designated Series A Preferred Stock

○	997,616 shares will be designated Series B Preferred Stock

○	1,748,252 shares will be designated Series C Preferred Stock

Series C Preferred Stock

General

The company has authorized the issuance of Series C Preferred Stock (the “Series C Preferred Stock”), which contains substantially similar rights, preferences, and privileges, as other series of Preferred Stock as further described below.

Dividend Rights

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock, including holders of the Series C Preferred Stock, then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock in an amount at least equal to:

i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of:

(A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and

(B) the number of shares of Common Stock issuable upon conversion of a share of such series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by

(A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and

(B) multiplying such fraction by an amount equal to the original issuance price of such class or series of capital stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of a series of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend on such series of Preferred Stock.

Conversion Rights

Voluntary Conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion.

Mandatory Conversion. Additionally, each share of Series C Preferred Stock will automatically convert into shares of Common Stock

-	immediately prior to the closing at a price of at least $40.2976 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) of a firm commitment underwritten public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $20,000,000 of gross proceeds to the Company or
-	upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding voting as a single class and on an as-converted basis.

Voting Rights

Each holder of the Company’s Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible on all matters submitted to a vote of the stockholders.

As long as any shares of Preferred Stock are issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock, whether directly or indirectly by amendment, merger, consolidation, reorganization, recapitalization or otherwise:

-	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, effect any other recapitalization or reclassification of any of the Corporation’s capital stock, or consent to any of the foregoing;

-	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Preferred Stock or any series thereof;

-	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to each series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock;

-	(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to any series of Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with any series of Preferred Stock in respect of any such right, preference or privilege;

-	purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

-	increase the number of shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any plan, agreement or arrangement or otherwise adopt or alter any equity incentive plan, agreement or arrangement for any employees or directors of, or consultants to, the Corporation;

-	create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

-	increase or decrease the authorized number of directors constituting the Board of Directors.

Right to Receive Liquidation Preferences

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock and Series A Preferred Stock and on a pari passu basis with the Series B Preferred Stock , an amount per share equal to the greater of (i) the Series C Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Anti-Dilution Rights

Holders of Series C Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the Company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Restated Certificate.

Series A and Series B Preferred Stock

General

The company has authorized the issuance of two other series of Preferred Stock. The series are designated Series A Preferred Stock and Series B Preferred Stock. Each such series of Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Dividend Rights

Holders of Series A Preferred Stock and Series B Preferred Stock have the same dividend rights as holders of Series C Preferred Stock as outlined above.

Conversion Rights

Holders of Series A Preferred Stock and Series B Preferred Stock have the same conversion rights as holders of Series C Preferred Stock as outlined above.

Voting Rights

Holders of Series A Preferred Stock and Series B Preferred Stock have the same voting rights as holders of Series C Preferred Stock as outlined above, except that the holders of the shares of Series A Preferred Stock and Series B Preferred Stock, each exclusively and as a separate class, are entitled to elect one (1) director to represent their respective series.

Right to Receive Liquidation Preferences

Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock and the Series A Preferred Stock and on a pari passu basis with the Series C Preferred Stock, an amount per share equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, upon the completion of the distribution to holders of Series B Preferred Stock and Series C Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Anti-Dilution Rights

Holders of Series A Preferred Stock and Series B Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Preferred Stock. If equity securities are subsequently issued by the Company at a price per share less than the Conversion Price of a series of Preferred Stock then in effect, the Conversion Price of the affected series of Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Restated Certificate.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Voting Rights

Each holder of the Company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholder, except as provided by law or by the other provisions of the Certificate of Incorporation as outlined above. The holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Preferred Stock simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Preferred Stock, as detailed in the Restated Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Exclusive Jurisdiction

Under Article 12 of our Fifth Amended and Restated Certificate of Incorporation, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Company;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders;

(3) Any action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law or certificate of incorporation, or bylaws; or

(4) Any action asserting a claim against the Company governed by the internal affairs doctrine.

Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal or state courts with appropriate personal or subject matter jurisdiction.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The Company is offering a minimum of 87,413 and up to 1,748,252 shares of Series C Preferred Stock on a “best efforts” basis at a price of $17.16 per share. The Series C Preferred Stock may be converted into the Common Stock of the Company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, the Company is qualifying up to 1,748,252 shares of Series C Preferred Stock and up to 1,748,252 shares of Common Stock under this Offering Statement, of which this Offering Circular is part. The Company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Public Offering Price	$17.16
Placement Agent Commission per share for the first $15,000,000 of investments in the offering*	$1.46
Placement Agent Commission per share after the first $15,000,000 of investments in the offering*	$1.20
Proceeds, before expenses, to us*	$15.83

*Assuming the placement agent identifies all investors and the maximum amount of shares is sold

Other Terms

Except as set forth above, the Company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the Company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the Company to potential target businesses or assist the Company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the Company after this offering, the Company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sale of securities in this offering. SI Securities, LLC will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the Company does not reach its minimum fundraising goal. In addition, SI Securities, LLC may engage selling agents in connection with the Offering to assist with the placement of securities.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Carta, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. The Company will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Series C Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire, debit, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event the Company has not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $492.92, or 87 shares of Series C Preferred Stock. Investors participating in the SeedInvest Auto Invest program have a lower investment minimum in this offering of $188.76, or 11 shares.

Investors will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Exhibits

1.1 Placement Agreement with SI Securities, LLC

1.2 Amendment to Placement Agreement with SI Securities, LLC

2.1 Fourth Amended and Restated Certificate of Incorporation

2.2 Fifth Amended and Restated Certificate of Incorporation

2.3 Bylaws

3.3 Form of Promissory Note

3.4 Form of Warrant

4 Form of Subscription agreement

6.1 Note Purchase Agreement

6.2 Promotion & Pricing Agreement with CaliBurger

6.3 Rise of Miso, LLC Promissory Note

6.4 Future VC SPV, LLC Promissory Note

8 Form of escrow agreement with The Bryn Mawr Trust Company

11.1 Consent of Independent Auditor

11.2 Consent of Levy Restaurants

11.3 Consent of CaliBurger

12 Opinion of counsel as to the legality of the securities

13 Testing the Waters Materials

27

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pasadena, California, on, February 26, 2020.

Miso Robotics, Inc.

By	/s/ James Jordan
James Jordan, Chief Executive Officer
Miso Robotics, Inc.
Date: February 26, 2020

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ James Jordan
James Jordan, Chief Executive Officer
Miso Robotics, Inc.
Date: February 26, 2020

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Principal Accounting Officer
Miso Robotics, Inc.
Date: February 26, 2020

By	/s/ Michael Bell
Michael Bell, Director
Miso Robotics, Inc.
Date: February 26, 2020

By.	/s/ Nick Degnan
Nick Degnan, Director
Miso Robotics, Inc.
Date: February 26, 2020

By.	/s/ Joseph Essas
Joseph Essas, Director
Miso Robotics, Inc.
Date: February 26, 2020

By.	/s/ Massimo Noja De Marco
Massimo Noja De Marco, Director
Miso Robotics, Inc.
Date: February 26, 2020

To the Board of Directors of

Miso Robotics, Inc.

Pasadena, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Miso Robotics, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miso Robotics, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has negative cash flows from operations, has sustained net losses of $6,647,708 and $1,670,377 in the years ended December 31, 2018 and 2017, respectively, and has an accumulated deficit of $8,665,608 as of December 31, 2018. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

November 5, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

MISO ROBOTICS, INC.

BALANCE SHEETS

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$5,606,848	$2,352,665
Inventory	476,223	183,585
Prepaid expenses and other current assets	60,202	9,217
Total current assets	6,143,273	2,545,467
Property and equipment, net	315,872	105,958
Deposits	227,636	153,000
Total assets	$6,686,781	$2,804,425

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$64,728	$40,446
Accrued expenses and other current liabilities	237,662	15,506
Deferred rent	5,766	-
Total liabilities	308,156	55,952

Commitments and contingencies (Note 11)

Stockholders' equity:
Series B convertible preferred stock, $0.0001 par value, 997,616 shares authorized, issued and outstanding as of December 31, 2018; liquidation preference of $10,000,000 as of December 31, 2018	100	-
Series A convertible preferred stock, $0.0001 par value, 769,784 and 770,000 shares authorized as of December 31, 2018 and 2017, respectively; 769,784 shares issued and outstanding as of both December 31, 2018 and 2017; liquidation preference of $3,164,433 as of both December 31, 2018 and 2017,	77	77
Common stock, $0.0001 par value, 4,000,000 and 2,600,000 shares authorized as of December 31, 2018 and 2017, respectively; 1,272,810 and 1,205,810 shares issued and outstanding as of December 31, 2018 and 2017, respectively; 51,646 and 0 shares unvested as of December 31, 2018 and 2017, respectively	127	120
Additional paid-in capital	15,043,929	4,766,176
Accumulated deficit	(8,665,608)	(2,017,900)
Total stockholders' equity	6,378,625	2,748,473
Total liabilities and stockholders' equity	$6,686,781	$2,804,425

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MISO ROBOTICS, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2018	2017
Net revenue	$54,795	$-
Cost of net revenue	132,618	-
Gross profit (loss)	(77,823)	-

Operating expenses:
Research and development	2,832,655	376,161
Sales and marketing	390,627	215,672
General and administrative	3,353,754	1,078,878
Total operating expenses	6,577,036	1,670,711

Loss from operations	(6,654,859)	(1,670,711)

Other income (expense):
Interest income	7,151	334
Total other income (expense), net	7,151	334

Provision for income taxes	-	-
Net loss	$(6,647,708)	$(1,670,377)

Weighted average common shares outstanding - basic and diluted	1,213,487	1,145,532
Net loss per common share - basic and diluted	$(5.48)	$(1.46)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MISO ROBOTICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series B Convertible		Series A Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balances at December 31, 2016	-	$-	-	$-	1,025,000	$102	$943,423	$(347,523)	$596,002
Issuance of Series A preferred stock	-	-	769,784	77	-	-	3,164,356	-	3,164,433
Issuance of common stock	-	-	-	-	180,810	18	614,982	-	615,000
Offering costs	-	-	-	-	-	-	(45,805)	-	(45,805)
Stock-based compensation expense	-	-	-	-	-	-	89,220	-	89,220
Net loss	-	-	-	-	-	-	-	(1,670,377)	(1,670,377)
Balances at December 31, 2017	-	-	769,784	77	1,205,810	120	4,766,176	(2,017,900)	2,748,473
Issuance of Series B preferred stock	997,616	100	-	-	-	-	9,999,900	-	10,000,000
Issuance of restricted common stock	-	-	-	-	67,000	7	56,904	-	56,911
Offering costs	-	-	-	-	-	-	(37,903)	-	(37,903)
Stock-based compensation expense	-	-	-	-	-	-	258,852	-	258,852
Net loss	-	-	-	-	-	-	-	(6,647,708)	(6,647,708)
Balances at December 31, 2018	997,616	$100	769,784	$77	1,272,810	$127	$15,043,929	$(8,665,608)	$6,378,625

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MISO ROBOTICS, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(6,647,708)	$(1,670,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	315,763	89,220
Fair value of preferred stock issued for services	-	164,433
Depreciation and amortization expense	63,387	5,537
Changes in operating assets and liabilities:
Inventories	(292,638)	(183,585)
Prepaid expenses and other current assets	(50,985)	18,951
Accounts payable	24,282	33,970
Accrued expenses and other current liabilities	222,156	(11,848)
Deferred rent	5,766	-
Net cash used in operating activities	(6,359,977)	(1,553,699)
Cash flows from investing activities:
Purchases of property and equipment	(273,301)	(88,822)
Deposits	(74,636)	(150,000)
Net cash used in investing activities	(347,937)	(238,822)
Cash flows from financing activities:
Proceeds from issuance of preferred stock	10,000,000	3,000,000
Proceeds from issuance of common stock	-	615,000
Offering costs	(37,903)	(45,805)
Net cash provided by financing activities	9,962,097	3,569,195
Net increase in cash and cash equivalents	3,254,183	1,776,674
Cash and cash equivalents at beginning of year	2,352,665	575,991
Cash and cash equivalents at end of year	$5,606,848	$2,352,665

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Miso Robotics, Inc. (the “Company”) was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware. The Company changed its name to Miso Robotics, Inc. on October 3, 2016. The Company develops and manufactures artificial intelligence-driven robots that assist chefs to make food at restaurants. The Company is headquartered in Pasadena, California.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $6,647,708 and $1,670,377 for the years ended December 31, 2018 and 2017, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2018 and 2017. As of December 31, 2018, the Company had an accumulated deficit of $8,665,608. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2018 and 2017, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of December 31, 2018 and 2017, the Company had cash of $5,356,848 and $2,102,665, respectively, in excess of federally insured limits.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of December 31, 2018 and 2017, inventory consisted of robotic raw materials purchased from the Company’s suppliers. Management reviews its inventory for obsolescence and impairment and recorded a reserve for obsolete inventory of $23,299 and $0 as of December 31, 2018 and 2017, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computer equipment and software	2 - 3 years
Kitchen equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or 5 years

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the balance sheet and any resulting gains or losses are included in the statement of operations loss in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2018 or 2017.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company recognizes revenue after the units have been installed and all other performance obligations have been met under the agreement terms. Orders that have been placed and paid as of year-end but performance obligations have not been met are recorded to deferred revenue. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted. The Company estimates warranty claims reserves based on historical results and research and determined that a warranty reserve was not necessary as of December 31, 2018.

Cost of Sales

Cost of sales consists primarily of inventory sold, parts used in building machines for sale, tooling and supplies, depreciation of certain equipment, allocations of facility costs, and allocations of personnel time in assembly, installation, and servicing.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2018 and 2017 amounted to approximately $104,000 and $74,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

During the year ended December 31, 2018, 100% of the revenues were derived from a single, non-recurring agreement with a related party.

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance-based vesting conditions.

For stock-based awards granted to non-employee consultants, compensation expense is recognized over the period during which services are rendered by such non-employee consultants until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2018 and 2017, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2018 and 2017 are as follows:

	Year Ended
	December 31,
	2018	2017
Series A Preferred Stock (convertible to common stock)	769,784	769,784
Series B Preferred Stock (convertible to common stock)	997,616	-
Options to purchase common stock	801,668	529,406
Total potentially dilutive shares	2,569,068	1,299,190

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company is in process of assessing the impact of the adoption of ASU 2018-07 on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently reviewing the provisions of the new standard.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,
	2018	2017
Computer equipment and software	$116,451	$18,118
Kitchen equipment	97,696	22,500
Furniture and fixtures	34,962	22,794
Leasehold improvements	139,918	52,315
	389,027	115,727
Less: Accumulated depreciation	(73,155)	(9,769)
	$315,872	$105,958

Depreciation and amortization expense of $63,387 and $5,537 for the years ended December 31, 2018 and 2017, respectively, were allocated among general and administrative expense and cost of net revenue in the statements of operations.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2018	2017
Accrued legal and professional fees	$86,868	$9,630
Accrued personnel costs	54,241	4,376
Accrued research and development costs	91,348	-
Sales tax payable	5,205	-
Other	-	1,500
	$237,662	$15,506

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

6.	STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

The Company has issued Series A convertible preferred stock and Series B convertible preferred stock (collectively referred to as “Preferred Stock”). As of December 31, 2017, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 770,000 shares of Preferred Stock, designated as Series A preferred stock. As of December 31, 2018, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 1,767,400 shares of Preferred Stock, of which 769,784 shares were designated as Series A preferred stock and 997,616 were designated as Series B preferred stock. As of December 31, 2018, there were no undesignated shares of Preferred Stock. The Preferred Stock have a par value of $0.0001 per share.

In June 2017, the Company issued and sold 729,784 shares of Series A preferred stock at a price of $4.1108 per share (“Series A Original Issue Price”) for gross proceeds of $3,000,000. Additionally, the Company issued 40,000 shares in consideration of a services agreement. The fair value of $164,433 was included as research and development expenses in the statements of operations.

In February 2018, the Company issued and sold 997,616 shares of Series B preferred stock at a price of $10.0239 per share (“Series B Original Issue Price”) for gross proceeds of $10,000,000.

As of both December 31, 2018 and 2017, 769,784 shares of Series A preferred stock were issued and outstanding. As of December 31, 2018 and 2017, 997,616 and 0 shares of Series B preferred stock were issued and outstanding, respectively.

The holders of the Preferred Stock have the following rights and preferences:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

The holders of Series B preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. The holders of Series A preferred stock, voting exclusively and as a separate class, are entitled to elect one director of the Company.

Dividends

The Company shall not declare, pay or set aside any dividends on shares of other classes of capital stock unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Preferred Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the Series B stockholders shall be entitled to a liquidation preference equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock. Upon this completion, the Series A stockholders will then be entitled to a liquidation preference equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock. After the payment of all preferential amounts to preferred stockholders, the remaining assets available for distribution shall be distributed among common stockholders on a pro-rata basis.

The total liquidation preferences as of December 31, 2018 and 2017 amounted to $13,164,433 and $3,164,433, respectively.

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $20,000,000 of gross proceeds to the Company at a price of at least $40.2976 per share of common stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Conversion Price per share is $4.1108 for Series A preferred stock and $10.0239 for Series B stock, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Accordingly, as of December 31, 2018 and 2017, each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Common Stock

The Company authorized 4,000,000 and 2,600,000 shares of common stock at $0.0001 par value as of December 31, 2018 and 2017, respectively. As of December 31, 2018 and 2017, 1,272,810 and 1,205,810 shares of common stock were issued and outstanding, respectively.

Common stockholders have voting rights of one vote per share and are entitled to elect one director of the Company. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

During the year ended December 31, 2017, the Company issued 180,810 shares of common stock at a price of $3.40 per share for gross proceeds of $615,000.

7.	STOCK-BASED COMPENSATION

Super Volcano, Inc. 2016 Stock Plan

The Company has adopted the Super Volcano, Inc. 2016 Stock Plan (“2016 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2016 Plan was 466,406 shares as of both December 31, 2018 and 2017. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2016 Plan’s inception. As of December 31, 2018 and 2017, there were no shares available for grant under the 2016 Plan. Stock options granted under the 2016 Plan typically vest over a four-year period.

Miso Robotics, Inc. 2017 Stock Plan

The Company has adopted the Miso Robotics, Inc. 2017 Stock Plan (“2017 Plan”), as amended and restated, which provides for the grant of shares of stock options and restricted stock awards to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2017 Plan was 535,848 shares and 168,594 shares as of December 31, 2018 and 2017, respectively. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options and restricted common stock comprise all of the awards granted since the 2017 Plan’s inception. As of December 31, 2018 and 2017, there were 133,586 shares and 105,594 shares available for grant under the 2017 Plan. Stock options granted under the 2017 Plan typically vest over a four-year period.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

A summary of information related to stock options for the years ended December 31, 2018 and 2017 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2016	579,218	$1.10	$-
Granted	261,000	3.85
Exercised	-	-
Forfeited	(310,812)	1.20
Outstanding as of December 31, 2017	529,406	$2.40	$640,334
Granted	272,262	9.51
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2018	801,668	$4.81	$3,220,591

Exercisable as of December 31, 2017	83,299	$1.16
Exercisable as of December 31, 2018	247,551	$2.15

	December 31,
	2018	2017
Weighted average grant-date fair value of options granted during year	$3.23	$1.42
Weighted average duration (years) to expiration of outstanding options at year-end	8.57	9.12

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Year Ended
	December 31,
	2018	2017
Risk-free interest rate	2.49% - 3.00%	1.89% - 2.32%
Expected term (in years)	5.88 - 6.08	6.08
Expected volatility	44.43%	44.43%
Expected dividend yield	0%	0%
Fair value per stock option	$1.35 - $3.43	$1.34 - $1.54

The total grant-date fair value of the options granted during the years ended December 31, 2018 and 2017 was $878,951 and $370,820, respectively. Stock-based compensation expense for stock options of $258,852 and $89,220 was recognized under FASB ASC 718 for the years ended December 31, 2018 and 2017, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $1,024,285 and $404,096 as of December 31, 2018 and 2017, respectively, and will be recognized over a weighted average period of 30 months as of December 31, 2018.

Restricted Common Stock

During the year ended December 31, 2018, the Company granted 67,000 restricted shares of common stock under the 2017 Plan with a grant-date fair value of $3.40 per share. As of December 31, 2018, 15,354 shares vested and the Company recorded stock-based compensation expense of $56,911 in the statements of operations for the year ended December 31, 2018. Total unrecognized compensation cost related to non-vested restricted common stock amounted to $170,889 for and will be recognized over a weighted average period of 37 months as of December 31, 2018.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Classification

Stock-based compensation expense was classified in the statements of operations as follows:

	Year Ended
	December 31,
	2018	2017
Research and development expenses	$35,248	$5,372
General and administrative expenses	280,515	83,848
	$315,763	$89,220

8.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, stock-based compensation expense, research and development and net operating loss carryforwards. As of December 31, 2018 and 2017, the Company had net deferred tax assets before valuation allowance of $2,364,739 and $712,821, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$2,194,145	$707,832
Stock-based compensation	3,109	1,009
Research and development tax credit carryforwards	69,036	-
Depreciation timing difference	98,449	3,980
Valuation allowance	(2,364,739)	(712,821)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2018 and 2017, cumulative losses through December 31, 2018, and no history of generating taxable income. Therefore, valuation allowances of $2,364,739 and $712,821 were recorded as of December 31, 2018 and 2017, respectively. Valuation allowance increased by $1,651,919 and $582,061 during the years ended December 31, 2018 and 2017, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0% and 39.8%, respectively. The effective rate is reduced to 0% for 2018 and 2017 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2018 and 2017, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $7,849,690 and $1,775,618, which may be carried forward and will expire between 2036 and 2038 in varying amounts.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities. The tax rate change reduced the Company’s net deferred tax assets by $973,736 at December 31, 2018. However, this change had no impact to the Company’s net loss as the Company has not incurred a tax liability or expense for the year ended December 31, 2018 and has a full valuation allowance against its net deferred tax assets.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2016-2018 tax years remain open to examination.

9.	RELATED PARTY TRANSACTIONS

In July 2018, the Company entered into a pilot services agreement with an entity who owns an investor in the Company. During the year ended December 31, 2018, the Company earned $54,795 in revenue from this entity, which was 100% of the 2018 revenue.

10.	COMMITMENTS AND CONTINGENCIES

Lease Agreements

In August 2017, the Company entered into an operating lease to sublease office space. The lease term commenced on December 1, 2017 and expires on May 31, 2023. The lease agreement requires base rent payments of $9,000 per month through May 31, 2019 with annual escalations of approximately 3%. The lease required a security deposit of $150,000.

In April 2018, the Company entered into an operating lease for a culinary lab. The lease term commenced on April 1, 2018 and the agreement is on a month-to-month basis.

In May 2018, the Company entered into an operating lease for office and lab space. The lease term commenced on June 1, 2018 and expires on May 31, 2020. The lease agreement requires monthly base rent payments of $15,075 through May 31, 2019 and $15,527 for the year thereafter, plus operating costs estimated at $950 per month. The lease required a security deposit of $31,055 and advance rent payment of $46,581.

In June 2018, the Company entered into an operating lease to lease kitchen facilities. The lease term commenced on June 1, 2018 and expires on May 31, 2020. The lease agreement requires monthly base rent payments of $4,000 through May 31, 2019 and $4,120 for the year thereafter, plus operating costs of $500 per month.

Future minimum lease commitments under operating and capital leases as of December 31, 2018 are as follows:

Year Ending December 31,
2019	$342,796
2020	211,423
2021	116,582
2022	120,080
2023	50,648
Total	$841,529

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

11.	SUBSEQUENT EVENTS

In the last quarter of 2019, the Company closed on $2,744,667 of debt from a variety of its existing investors and related parties. This debt is in the form of promissory notes that bear 10% interest per annum, have a two year term, and include the issuance of 273,919 common warrants.

On November 4, 2019, the Company executed the fourth amended and restated certificate of inspection, whereby the number of authorized shares of common stock were increased to 6,000,000 shares.

Management has evaluated subsequent events through November 5, 2019, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

MISO ROBOTICS, INC.

BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,047,833	$5,606,848
Accounts receivable - related party	58,500	-
Inventory	489,324	476,223
Prepaid expenses and other current assets	56,195	60,202
Total current assets	2,651,852	6,143,273
Property and equipment, net	277,021	315,872
Deposits	227,636	227,636
Total assets	$3,156,509	$6,686,781

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$84,443	$64,728
Accrued expenses and other current liabilities	207,269	237,662
Deferred rent	5,766	5,766
Deferred revenue - related party	52,500	-
Total liabilities	349,978	308,156

Commitments and contingencies (Note 11)

Stockholders' equity:
Series B convertible preferred stock, $0.0001 par value, 997,616 shares authorized, issued and outstanding as of both June 30, 2019 (unaudited) and December 31, 2018; liquidation preference of $10,000,000 as of both June 30, 2019 (unaudited) and December 31, 2018.	100	100
Series A convertible preferred stock, $0.0001 par value, 769,784 shares authorized, issued and outstanding as of June 30, 2019 (unaudited) and December 31, 2018; liquidation preference of $3,164,433 as of both June 30, 2019 (unaudited) and December 31, 2018.	77	77
Common stock, $0.0001 par value, 4,000,000 shares authorized as of both June 30, 2019 (unaudited) and December 31, 2018; 1,274,685 and 1,272,810 shares issued and outstanding as of June 30, 2019 (unaudited) and December 31, 2018, respectively; 33,581 and 51,646 shares unvested as of June 30, 2019 (unaudited) and December 31, 2018, respectively	127	127
Additional paid-in capital	15,252,814	15,043,929
Accumulated deficit	(12,446,587)	(8,665,608)
Total stockholders' equity	2,806,531	6,378,625
Total liabilities and stockholders' equity	$3,156,509	$6,686,781

The accompanying notes are an integral part of these financial statements .

MISO ROBOTICS, INC.

STATEMENTS OF OPERATIONS

	Six Months Ended June 30,
	2019	2018
	(unaudited)
Service fee revenue	$6,000	$-

Operating expenses:
Research and development	1,934,018	1,071,871
Sales and marketing	166,180	185,290
General and administrative	1,686,963	1,313,119
Total operating expenses	3,787,161	2,570,280

Loss from operations	(3,781,161)	(2,570,280)

Other income (expense):
Interest income	182	3,425
Total other income (expense), net	182	3,425

Provision for income taxes	-	-
Net loss	$(3,780,979)	$(2,566,855)

Weighted average common shares outstanding - basic and diluted	1,225,900	1,209,300
Net loss per common share - basic and diluted	$(3.08)	$(2.12)

The accompanying notes are an integral part of these financial statements.

MISO ROBOTICS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series B Convertible		Series A Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balances at December 31, 2017	-	$-	769,784	$77	1,205,810	$120	$4,766,176	$(2,017,900)	$2,748,473
Issuance of Series B preferred stock	997,616	100	-	-	-	-	9,999,900	-	10,000,000
Issuance of restricted common stock	-	-	-	-	67,000	7	28,449	-	28,456
Offering costs	-	-	-	-	-	-	(37,903)	-	(37,903)
Stock-based compensation expense	-	-	-	-	-	-	92,290	-	92,290
Net loss	-	-	-	-	-	-	-	(2,566,855)	(2,566,855)
Balances at June 30, 2018 (unaudited)	997,616	$100	769,784	$77	1,272,810	$127	$14,848,911	$(4,584,755)	$10,264,460

Balances at December 31, 2018	997,616	$100	769,784	$77	1,272,810	$127	$15,043,929	$(8,665,608)	$6,378,625
Exercise of stock options	-	-	-	-	1,875	-	7,708	-	7,708
Stock-based compensation expense	-	-	-	-	-	-	201,177	-	201,177
Net loss	-	-	-	-	-	-	-	(3,780,979)	(3,780,979)
Balances at June 30, 2019 (unaudited)	997,616	$100	769,784	$77	1,274,685	$127	$15,252,814	$(12,446,587)	$2,806,531

The accompanying notes are an integral part of these financial statements.

MISO ROBOTICS, INC.

STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2019	2018
	(unaudited)
Cash flows from operating activities:
Net loss	$(3,780,979)	$(2,566,855)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	201,177	120,745
Depreciation and amortization expense	48,088	21,910
Changes in operating assets and liabilities:
Accounts receivable	(58,500)	-
Inventories	(13,101)	(38,891)
Prepaid expenses and other current assets	4,007	(3,240)
Accounts payable	19,716	172,403
Accrued expenses and other current liabilities	(30,393)	88,030
Deferred revenue	52,500	-
Net cash used in operating activities	(3,557,486)	(2,205,898)
Cash flows from investing activities:
Purchases of property and equipment	(9,237)	(209,026)
Deposits	-	(74,636)
Net cash used in investing activities	(9,237)	(283,662)
Cash flows from financing activities:
Proceeds from issuance of preferred stock	-	10,000,000
Exercise of stock options	7,708	-
Offering costs	-	(37,903)
Net cash provided by financing activities	7,708	9,962,097
Net increase (decrease) in cash and cash equivalents	(3,559,015)	7,472,537
Cash and cash equivalents at beginning of period	5,606,848	2,352,665
Cash and cash equivalents at end of period	$2,047,833	$9,825,202

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Miso Robotics, Inc. (the “Company”) was incorporated on June 20, 2016 as Super Volcano, Inc. under the laws of the State of Delaware. The Company changed its name to Miso Robotics, Inc. on October 3, 2016. The Company develops and manufactures artificial intelligence-driven robots that assist chefs to make food at restaurants. The Company is headquartered in Pasadena, California.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt and the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $3,780,979 and $2,566,855 for the six months ended June 30, 2019 and 2018, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2018 and 2017. As of June 30, 2019, the Company had an accumulated deficit of $12,446,587. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2018 and the statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2019 and 2018 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2019 and the results of its operations and its cash flows for the six months ended June 30, 2019 and 2018. The financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2018 are also unaudited. The results for the six months ended June 30, 2019 are not necessarily indicative of results to be expected for the year ending December 31, 2019, any other interim periods, or any future year or period.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At June 30, 2019, all of the Company's cash and cash equivalents were held at one accredited financial institution. At June 30, 2019, the Company had cash of $1,797,833 in excess of federally insured limits.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the specific identification cost method. As of June 30, 2019, inventory consisted of robotic raw materials purchased from the Company’s suppliers and related work-in-process on these products.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computer equipment and software	2 - 3 years
Kitchen equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of lease term or 5 years

Estimated useful lives are periodically assessed to determine if changes are appropriate. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the balance sheet and any resulting gains or losses are included in the statement of operations loss in the period of disposal.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on long-lived assets during the six months ended June 30, 2019 and 2018.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Cost of Sales

Cost of sales consists primarily of inventory sold, parts used in building machines for sale, tooling and supplies, depreciation of certain equipment, allocations of facility costs, and allocations of personnel time in assembly, installation, and servicing.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the six months ended June 30, 2019 and 2018 amounted to approximately $4,000 and $80,000, respectively, which is included in sales and marketing expense.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred.

Concentrations

During the six months ended June 30, 2019, 100% of the revenues were derived from a single, non-recurring agreement with a related party.

The Company is dependent on third-party vendors to supply inventory and products for research and development activities and parts for building products. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders' equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees and directors based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with performance-based vesting conditions.

For stock-based awards granted to non-employee consultants, compensation expense is recognized over the period during which services are rendered by such non-employee consultants until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of June 30, 2019 and 2018, , diluted net loss per share is the same as basic net loss per share for each period. Potentially dilutive items outstanding as of June 30, 2019 and 2018 are as follows:

	Six Months Ended
	June 30,
	2019	2018
	(unaudited)
Series A Preferred Stock (convertible to common stock)	769,784	769,784
Series B Preferred Stock (convertible to common stock)	997,616	997,616
Options to purchase common stock	801,533	771,668
Total potentially dilutive shares	2,568,933	2,539,068

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company is in process of assessing the impact of the adoption of ASU 2018-07 on the financial statements.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company adopted the amendment on its effective date as of January 1, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Revenue Recognition

The Company derives its revenue from hardware and software usage of its installed units. The Company recognizes revenue after the units have been installed and all other performance obligations have been met under the agreement terms. Orders or set-up fees that have been paid but performance obligations have not been met are recorded to deferred revenue. Sales tax is collected on sales in California and these taxes are recorded as a liability until remitted.

Significant Judgements

The Company estimates warranty claims reserves based on historical results and research and determined that a warranty reserve was not necessary as of June 30, 2019.

Contract Balances

The following table provides information about receivables and contract liabilities from contracts with customers:

	June 30,	December 31,
	2019	2018
	(unaudited)
Accounts receivable - related party	$58,500	$-
Contract liabilities	52,500	-

The Company invoices customers based upon contractual billing schedules, and accounts receivable are recorded when the right to consideration becomes unconditional. Contract liabilities represent a set-up fee prepayment received from a customer in advance of performance obligations met.

Management determined that there were no retroactive adjustments necessary to revenue recognition upon the adoption of the ASU 2014-09.

4.	INVENTORY

Inventory consists of the following:

	June 30,	December 31,
	2019	2018
	(unaudited)
Raw materials	$476,223	$476,223
Work in process	13,100	-
	$489,324	$476,223

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	June 30,	December 31,
	2019	2018
	(unaudited)
Computer equipment and software	$120,842	$116,451
Kitchen equipment	102,542	97,696
Furniture and fixtures	34,962	34,962
Leasehold improvements	139,918	139,918
	398,264	389,027
Less: Accumulated depreciation	(121,243)	(73,155)
	$277,021	$315,872

Depreciation and amortization expense of $48,088 and $21,910 for the six months ended June 30, 2019 and 2018, respectively, were included in general and administrative expenses in the statements of operations.

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	June 30,	December 31,
	2019	2018
	(unaudited)
Accrued legal and professional fees	$31,780	$86,868
Accrued personnel costs	82,286	54,240
Accrued research and development costs	91,348	91,348
Sales tax payable	-	5,205
Other	1,855	-
	$207,269	$237,662

7.	STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

The Company has issued Series A convertible preferred stock and Series B convertible preferred stock (collectively referred to as “Preferred Stock”). As of June 30, 2019, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue a total of 1,767,400 shares of Preferred Stock, of which 769,784 shares were designated as Series A preferred stock and 997,616 were designated as Series B preferred stock. As of June 30, 2019, there were no undesignated shares of Preferred Stock. The Preferred Stock have a par value of $0.0001 per share.

As of June 30, 2019, 769,784 and 997,616 shares of Series A and B preferred stock were issued and outstanding, respectively.

As of June 30, 2019, the total liquidation preference amounted to $13,164,433.

As of June 30, 2019, each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Common Stock

As of June 30, 2019, the Company authorized 4,000,000 shares of common stock at $0.0001 par value and 1,274,685 shares were issued and outstanding.

During the six months ended June 30, 2019, 1,875 options were exercised for shares of common stock for total proceeds of $7,708.

8.	STOCK-BASED COMPENSATION

Super Volcano, Inc. 2016 Stock Plan

As of June 30, 2019, the number of shares authorized by the 2016 Plan was 466,406 shares and there were no shares available for grant.

Miso Robotics, Inc. 2017 Stock Plan

As of June 30, 2019, the number of shares authorized by the 2017 Plan was 535,848 shares and there were 131,846 shares available for grant.

A summary of information related to stock options for the six months ended June 30, 2019 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2018	801,668	$4.81	$3,220,591
Granted	3,990	10.02
Exercised	(1,875)	4.11
Forfeited	(2,250)	10.02
Outstanding as of June 30, 2019 (unaudited)	801,533	$4.82	$3,212,751

Exerciseable as of June 30, 2019 (unaudited)	379,644	$3.47

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The weighted average grant-date fair value of options granted during the six months ended June 30, 2019 was $3.23 per share. As of June 30, 2019, the weighted average duration to expiration of outstanding options was 8.08 years.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted to employees and directors:

	Six Months Ended
	June 30,
	2019	2018
	(unaudited)
Risk-free interest rate	2.58%	2.49% - 2.84%
Expected term (in years)	5.52	5.88 - 6.08
Expected volatility	44.43%	44.43%
Expected dividend yield	0%	0%
Fair value per stock option	$3.18	$1.35 - $3.41

The total grant-date fair value of the options granted during the six months ended June 30, 2019 was $12,688. Stock-based compensation expense for stock options of $172,721 was recognized under FASB ASC 718 for the six months ended June 30, 2019. Total unrecognized compensation cost related to non-vested stock option awards amounted to $854,117 and will be recognized over a weighted average period of 24 months as of June 30, 2019.

Restricted Common Stock

As of June 30, 2019, 33,416 shares of restricted common stock were vested. During both the six months ended June 30, 2019 and 2018, the Company recorded stock-based compensation expense of $28,456 in the statements of operations.

Classification

Stock-based compensation expense was classified in the statements of operations as follows:

	Six Months Ended
	June 30,
	2019	2018
	(unaudited)
Research and development expenses	$32,472	$8,632
General and administrative expenses	168,705	112,113
	$201,177	$120,745

9.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, stock-based compensation expense and research and development and net operating loss carryforwards. As of June 30, 2019, the Company had net deferred tax assets before valuation allowance of $3,373,129. The following table presents the deferred tax assets and liabilities by source:

June 30,
2019
(unaudited)
Deferred tax assets:
Net operating loss carryforwards	3,200,604
Stock-based compensation	5,040
Research and development tax credit carryforwards	69,036
Depreciation timing difference	98,449
Valuation allowance	(3,373,129)
Net deferred tax assets	$-

MISO ROBOTICS, INC.

NOTES TO FINANCIAL STATEMENTS

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the six months ended June 30, 2019, cumulative losses through June 30, 2019, and no history of generating taxable income. Therefore, a full valuation allowance of $3,373,129 was recorded. The valuation allowance increased by $1,008,390 during the six months ended June 30, 2019. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0% and 39.8%, respectively. The effective rate is reduced to 0% for 2019 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At June 30, 2019, the Company had net operating loss carryforwards available to offset future taxable income in the amount of $11,450,358, which may be carried forward and will expire between 2036 and 2039 in varying amounts.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

10.	RELATED PARTY TRANSACTIONS

In January 2019, the Company entered into a pilot services agreement with an entity who owns an investor in the Company. As of June 30, 2019, the Company had $58,500 in accounts receivable due from this entity, of which $6,000 was earned in revenue and $52,500 was recorded as deferred revenue.

11.	COMMITMENTS AND CONTINGENCIES

Lease Agreements

Rent expense for the six months ended June 30, 2019 and 2018 was $184,312 and $40,425, respectively.

Future minimum lease commitments under operating and capital leases as of June 30, 2019 are as follows:

Year Ending December 31,
2019	$202,421
2020	211,423
2021	116,582
2022	120,080
2023	50,648
Total	$701,154

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

12.	SUBSEQUENT EVENTS

In September 2019, the Company entered into a senior note agreement with Wavemaker VC for a principal amount of $675,00. The note matures in October 2021 and bears interest 10% per annum. In connection with the note agreement, the Company issued 67,365 warrants to Wavemaker.

On November 4, 2019, the Company executed the fourth amended and restated certificate of inspection, whereby the number of authorized shares of common stock were increased to 6,000,000 shares.

Management has evaluated subsequent events through November 5, 2019, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.